Exhibit 16.1

Hartley Moore Accountancy Corporation
17981 Sky Park Circle, Suite H
Irvine, CA 92614
Tel: (949) 438-4730

www.hmcpa.com

Hartley Moore Accountancy Corporation

April 27, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by American Brewing Company, Inc.. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of American Brewing Company, Inc. dated April 27, 2015. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Hartley Moore Accountancy Corporation
Hartley Moore Accountancy Corporation